Exhibit 99.1

Dorman Products, Inc. Reports Third Quarter Results

Highlights:

•	Record net sales of $348.4 million, up 16% as compared to $300.6 million in Q3 2020.
•	Diluted earnings per share (“EPS”) of $1.04, compared to $1.06 in Q3 2020.
•	Adjusted diluted EPS* of $1.18 compared to $1.14 in Q3 2020.
•	Completed acquisition of Dayton Parts, accelerating Dorman’s heavy-duty growth strategy.

COLMAR, PA (October 25, 2021) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the third quarter ended September 25, 2021.

Third Quarter Financial Results

Dorman reported quarterly net sales in the third quarter of 2021 of $348.4 million, up 16% as compared to net sales of $300.6 million in the third quarter of 2020. The strong net sales performance in the quarter reflected robust customer demand across all of the Company’s product channels and was underpinned by the addition of Dayton Parts. Year-over-year net sales growth, excluding Dayton Parts, was 7% as compared to the third quarter of 2020 and 26% as compared to the third quarter of 2019.

Gross profit was $116.9 million in the third quarter of 2021, or 33.5% of net sales, compared to $107.8 million, or 35.9% of net sales for the same quarter last year. Adjusted gross margin* was 34.4% in the third quarter of 2021 compared to 36.6% in the same quarter last year. Dayton Parts had a 60bps dilutive impact on adjusted gross margin* in the third quarter, although Dayton Parts’ impact on operating income as a percentage of net sales was neutral. Similar to the second quarter of 2021, we experienced broad-based inflationary impacts due to global transportation and logistics constraints. Although pass-through price increases implemented will largely offset these inflationary impacts on a go-forward basis, we did not experience a full quarter of these price increases in the third quarter. Pricing increases implemented to pass through the increased costs had no added profit and consequently will result in a lower gross margin percentage.

Selling, general and administrative (“SG&A”) expenses were $72.7 million, or 20.9% of net sales, in the third quarter of 2021 compared to $63.0 million, or 21.0% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $70.4 million, or 20.2% of net sales, in the third quarter of 2021 compared to $61.9 million, or 20.6% of net sales, in the same quarter last year. The year-over-year decrease in SG&A expenses as a percentage of net sales in the quarter was primarily due to leverage from the increase in net sales, partially offset by wage and benefits inflation.

Income tax expense was $10.4 million in the third quarter of 2021, or 24.0% of income before income taxes, compared to $10.5 million, or 23.5% of income before income taxes, recorded in the same quarter last year. The increase was primarily driven by higher state income taxes.

Net income for the third quarter of 2021 was $33.1 million, or $1.04 per diluted share, compared to $34.3 million, or $1.06 per diluted share, in the prior year quarter. Adjusted net income* in the third quarter of 2021 was $37.6 million, or $1.18 per diluted share, compared to $36.8 million, or $1.14 per diluted share, in the prior year quarter.

During the quarter, Dorman completed its acquisition of Dayton Parts, a complementary acquisition that accelerates Dorman’s heavy-duty growth strategy. To fund the acquisition, the Company used borrowings of $252 million under its new $600 million revolving credit facility and $102 million of cash on hand. The Company’s total net leverage ratio, as defined in that credit facility, was 0.80x at the end of the third quarter of 2021. The Company has $350 million available for borrowing under its credit facility and $57 million of cash and cash equivalents at the end of the third quarter of 2021.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “I would like to start by thanking all of our Contributors, whose continued hard work and dedication to servicing our customers drove record breaking net sales performance in the third quarter. I am particularly pleased that our business continues to show strong consistent growth as demonstrated by net sales for the nine months ended September 2021 growing 16% year over year, excluding Dayton Parts. The underlying aftermarket industry fundamentals remain strong, and we continue to see robust customer demand across all channels. Delivering new and innovative solutions to the marketplace remains very much at the core of our strategy, and our new product launches have increased by 45% year to date as compared to the same period last year. Key highlights of our new product launches included new extensions to our park assist cameras line, a new upgraded Dorman® OE FIX™ aluminum oil filter housing solution, and aftermarket-exclusive hub rotor and caliper bracket bolt kits. These new products demonstrate the breadth and depth of Dorman’s innovation capabilities. Additionally, we are excited to have completed the acquisition of Dayton Parts in August, which was the largest acquisition in the Company’s history cementing our position in the heavy-duty aftermarket. This acquisition is highly complementary and presents additional opportunities for us to bring innovation to the aftermarket. Our teams, which share a culture of contribution, are working together to integrate our two businesses effectively, and results are on plan and meeting our expectations.

“I am proud of how our organization is pulling together to service the robust customer demand we continue to experience despite the tight labor market and disrupted sourcing and logistical network that have increased costs and impacted fulfillment levels. Our strategy to deal with the increased costs associated with these inflationary challenges has been to offset them with pass-through pricing to maintain gross profit dollars, however this approach will result in a decline in gross margin percentage. Our strong, long-standing relationships with our suppliers and logistics partners, combined with the deep experience of our Contributors located both in the U.S. and abroad, gives us confidence in our ability to successfully manage through this market volatility.”

2021 Guidance

The Company has revised its previous guidance of full year net sales growth to now be from 19% - 22%, while its full year adjusted diluted EPS* guidance remains unchanged, at $4.56 - $4.80 per diluted share. The Company’s guidance includes the impact of the Dayton Parts acquisition but excludes any potential impacts from future acquisitions or further possible government-mandated shutdowns or supply chain disruptions caused by the ongoing COVID-19 pandemic.

Mr. Olsen continued, “Our updated guidance reflects our expectations for our performance given our results year to date, visibility into the remainder of the year, and our belief that the automotive aftermarket industry dynamics will remain strong throughout the remainder of 2021. We are adjusting our net sales guidance to reflect the expectation of continued strength in customer demand as well as the anticipated impact of pass-through pricing actions. While we anticipate that freight and material inflation costs will be a headwind to the Company throughout the remainder of the year, we have actions in place to help offset these impacts, and as a result we are not revising our adjusted diluted EPS* guidance. Finally, our balance sheet and liquidity remain strong, and we are well positioned to continue to execute on our strategic priorities.”

Share Repurchases

During the quarter ended September 25, 2021, Dorman repurchased 232,618 shares of its common stock for $23.2 million at an average share price of $99.81. The Company has $153.0 million remaining under its current share repurchase authorization.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 81,000 distinct parts, covering both light duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

*Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) the age, condition and number of vehicles that need servicing; (ii) competition in the automotive aftermarket industry; (iii) the loss or decrease in sales among one of our top customers; (iv) price competition; (v) limited customer shelf space; (vi) customer consolidation; (vii) widespread public health epidemics, including COVID-19; (viii) failure to maintain sufficient inventory or anticipate changes in customer demand; (ix) excess overstock inventory-related returns; (x) the inability to purchase raw materials, components and other items from our suppliers; (xi) the availability and cost of third-party transportation providers; (xii) reliance on new product development; (xiii) changes in, or restrictions on access to, automotive technology; (xiv) quality problems with our products; (xv) inability to protect our intellectual property; (xvi) claims of intellectual property infringement; (xvii) failure to maintain the value of our brands; (xviii) cyber-attacks; (xix) foreign currency fluctuations and dependence on foreign suppliers; (xx) exposure to risks related to accounts receivable; (xxi) changes in U.S. trade policy, including the imposition of tariffs; (xxii) the level of our indebtedness; (xxiii) risks related to accounts receivable sales agreements; (xxiv) the phaseout of LIBOR or the impact of the imposition of a new reference rate; (xxv) our executive chairman and his family owning a significant portion of the Company; (xxvi) unfavorable economic conditions; (xxvii) quarterly fluctuations and disruptions from events beyond our control; (xxviii) unfavorable results of legal proceedings; (xxix) volatility in the market price of our common stock and potential securities class action litigation; (xxx) losing the services of our executive officers or other highly qualified and experienced Contributors; (xxxi) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; (xxxii) changes in tax laws; (xxxiii) global climate change and related regulations; (xxxiv) violations of anti-bribery laws; and (xxxv) import and export control and economic sanctions laws and regulations. Should one or more of any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020 and the Company’s other filings with the U.S. Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	09/25/21	Pct.*	09/26/20	Pct. *
Net sales	$348,426	100.0	$300,620	100.0
Cost of goods sold	231,572	66.5	192,819	64.1
Gross profit	116,854	33.5	107,801	35.9
Selling, general and administrative expenses	72,663	20.9	63,028	21.0
Income from operations	44,191	12.7	44,773	14.9
Interest expense, net	733	0.2	63	0.0
Other income, net	(95)	(0.0)	(46)	(0.0)
Income before income taxes	43,553	12.5	44,756	14.9
Provision for income taxes	10,449	3.0	10,497	3.5
Net income	$33,104	9.5	$34,259	11.4

Diluted earnings per share	$1.04		$1.06

Weighted average diluted shares outstanding	31,842		32,371

	Nine Months Ended		Nine Months Ended
(unaudited)	09/25/21	Pct.*	09/26/20	Pct. *
Net sales	$947,073	100.0	$791,532	100.0
Cost of goods sold	615,574	65.0	519,786	65.7
Gross profit	331,499	35.0	271,746	34.3
Selling, general and administrative expenses	205,049	21.7	184,288	23.3
Income from operations	126,450	13.4	87,458	11.0
Interest expense, net	918	0.1	545	0.1
Other income, net	(334)	(0.0)	(2,862)	(0.4)
Income before income taxes	125,866	13.3	89,775	11.3
Provision for income taxes	28,414	3.0	18,856	2.4
Net income	$97,452	10.3	$70,919	9.0

Diluted earnings per share	$3.04		$2.19

Weighted average diluted shares outstanding	32,039		32,394

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)	09/25/21	12/26/20
Assets
Current assets:
Cash and cash equivalents	$57,263	$155,576
Accounts receivable, less allowance for doubtful accounts of $1,248 and $1,260	463,113	460,878
Inventories	475,462	298,719
Prepaids and other current assets	17,297	7,758
Total current assets	1,013,135	922,931
Property, plant and equipment, net	116,309	91,009
Operating lease right-of-use assets	57,698	39,002
Goodwill	200,026	91,080
Intangible assets, net	182,827	25,207
Deferred tax asset, net	—	12,450
Other assets	45,853	38,982
Total assets	$1,615,848	$1,220,661
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$149,925	$117,878
Accrued compensation	21,081	19,711
Accrued customer rebates and returns	180,594	155,751
Revolving credit facility	249,360	—
Other accrued liabilities	21,800	29,305
Total current liabilities	622,760	322,645
Long-term operating lease liabilities	52,530	37,083
Other long-term liabilities	4,706	3,555
Deferred tax liabilities, net	31,328	3,819
Commitments and contingencies
Shareholders' equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,658,703 and 32,168,740 shares issued and outstanding in 2021 and 2020, respectively	317	322
Additional paid-in capital	73,325	64,085
Retained earnings	830,882	789,152
Total shareholders' equity	904,524	853,559
Total liabilities and shareholders' equity	$1,615,848	$1,220,661

Selected Cash Flow Information (unaudited):

	Three Months Ended		Nine Months Ended
(in thousands)	09/25/21	09/26/20	09/25/21	09/26/20
Cash provided by operating activities	$38,514	$(73,682)	$77,601	$145,719
Depreciation, amortization and accretion	$8,081	$7,509	$24,931	$22,544
Capital expenditures	$5,121	$4,918	$15,274	$12,061

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended		Nine Months Ended
(unaudited)	09/25/21*	09/26/20*	09/25/21*	09/26/20*
Net income (GAAP)	$33,104	$34,259	$97,452	$70,919
Pretax acquisition-related intangible assets amortization [1]	1,213	801	2,815	2,403
Pretax acquisition-related transaction and other costs [2]	4,100	387	8,175	2,164
Pretax gain on equity method investment [3]	—	—	—	(2,498)
Noncash impairment related to equity method investment [4]	—	2,080	—	2,080
Tax adjustment (related to above items) [5]	(856)	(756)	(2,187)	(994)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	—	—	—	(813)
Adjusted net income (Non-GAAP)	$37,561	$36,771	$106,255	$73,261

Diluted earnings per share (GAAP)	$1.04	$1.06	$3.04	$2.19
Pretax acquisition-related intangible assets amortization [1]	0.04	0.02	0.09	0.07
Pretax acquisition-related transaction and other costs [2]	0.13	0.01	0.26	0.07
Pretax gain on equity method investment [3]	—	—	—	(0.08)
Noncash impairment related to equity method investment [4]	—	0.06	—	0.06
Tax adjustment (related to above items) [5]	(0.03)	(0.02)	(0.07)	(0.03)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	—	—	—	(0.03)
Adjusted diluted earnings per share (Non-GAAP)	$1.18	$1.14	$3.32	$2.26

Weighted average diluted shares outstanding	31,842	32,371	32,039	32,394

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	09/25/21	Pct.**	09/26/20	Pct.**
Gross profit (GAAP)	$116,854	33.5	$107,801	35.9
Pretax acquisition-related transaction and other costs [2]	3,056	0.9	102	0.0
Noncash impairment related to equity method investment [4]	—	—	2,080	0.7
Adjusted gross profit (Non-GAAP)	$119,910	34.4	$109,983	36.6

Net sales	$348,426		$300,620

	Nine Months Ended		Nine Months Ended
(unaudited)	09/25/21	Pct.**	09/26/20	Pct.**
Gross profit (GAAP)	$331,499	35.0	$271,746	34.3
Pretax acquisition-related transaction and other costs [2]	3,066	0.3	898	0.1
Noncash impairment related to equity method investment [4]	—	—	2,080	0.3
Adjusted gross profit (Non-GAAP)	$334,565	35.3	$274,724	34.7

Net sales	$947,073		$791,532

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	09/25/21	Pct.**	09/26/20	Pct.**
SG&A expenses (GAAP)	$72,663	20.9	$63,028	21.0
Pretax acquisition-related intangible assets amortization [1]	(1,213)	(0.3)	(801)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(1,045)	(0.3)	(285)	(0.1)
Adjusted SG&A expenses (Non-GAAP)	$70,405	20.2	$61,942	20.6

Net sales	$348,426		$300,620

	Nine Months Ended		Nine Months Ended
(unaudited)	09/25/21	Pct.**	09/26/20	Pct.**
SG&A expenses (GAAP)	$205,049	21.7	$184,288	23.3
Pretax acquisition-related intangible assets amortization [1]	(2,815)	(0.3)	(2,403)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(5,109)	(0.5)	(1,266)	(0.2)
Adjusted SG&A expenses (Non-GAAP)	$197,125	20.8	$180,619	22.8

Net sales	$947,073		$791,532

Adjusted Other Income, Net:

	Three Months Ended		Three Months Ended
(unaudited)	09/25/21	Pct.**	09/26/20	Pct.**
Other income, net (GAAP)	$95	0.0	$46	0.0
Gain on equity method investment [3]	—	—	—	—
Adjusted other income, net (Non-GAAP)	$95	0.0	$46	0.0

Net sales	$348,426		$300,620

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

	Nine Months Ended		Nine Months Ended
(unaudited)	09/25/21	Pct.**	09/26/20	Pct.**
Other income, net (GAAP)	$334	0.0	$2,862	0.4
Gain on equity method investment [3]	—	—	(2,498)	(0.3)
Adjusted other income, net (Non-GAAP)	$334	0.0	$364	0.0

Net sales	$947,073		$791,532

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $1.2 million pretax (or $0.9 million after tax) during the three months ended September 25, 2021 and $2.8 million pretax (or $2.1 million after tax) during the nine months ended September 25, 2021 and were included in selling, general and administrative expenses. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended September 26, 2020, and $2.4 million pretax (or $1.8 million after tax) during the nine months ended September 26, 2020 and were included in selling, general and administrative expenses.

[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation expenses. During the three months and nine months ended September 25, 2021, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses, inventory fair value adjustments and inventory transfer costs of $3.1 million pretax (or $2.3 million after tax) and $3.1 million pretax (or $2.4 million after tax), respectively. During the three months and nine months ended September 25, 2021, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions of $1.0 million pretax (or $1.2 million after tax) and $5.1 million pretax (or $4.3 million after tax), respectively.

During the three months and nine months ended September 26, 2020, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses, inventory fair value adjustments and inventory transfer costs of $0.1 million pretax (or $0.1 million after tax) and $0.9 million pretax (or $0.7 million after tax), respectively. During the three months and nine months ended September 26, 2020, we incurred charges included in selling, general and administrative expenses, net of charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.3 million pretax (or $0.2 million after tax) and $1.3 million pretax (or $1.0 million after tax), respectively.

[3] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (or $1.9 million after tax) during the nine months ended September 26, 2020 and was included in other income, net.

[4] – Noncash impairment related to equity method investment represents our share of an impairment recognized by an equity investment investee. The adjustment was $2.1 million (or $1.6 million after tax) during both the three months and nine months ended September 26, 2020.

[5] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(0.9) million and $(2.2) million during the three months and nine months ended September 25, 2021, respectively, and $(0.8) million and $(1.0) million during the three months and nine months ended September 26, 2020, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

[6] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the nine months ended September 26, 2020.